CUSIP NO. 45953X109                     13G                    PAGE 7 OF 7 PAGES

                                    EXHIBIT 1
                           SHARES EXCLUDED FROM ROW 9

The below listed Shares are owned beneficially and of record by the Reporting
Person's children and a Delaware limited partnership owned and controlled solely by them.

These Shares are excluded from Row 9 based on the following representations made by them and by the Reporting Person:

1. None of the Reporting Person's children nor the Magnum Growth Fund LP (the
"Growth Fund") acquired the securities with any purpose, or with the effect of, changing or influencing the control of the Issuer, or in connection with or as a participant in any transaction having that purpose or effect;

2. The Reporting Person does not have shared investment power or voting power with respect to the Shares held by his children or by the Growth Fund;

3. None of the Reporting Person's children are minors or living under the
Reporting Person's roof;

4. Neither the Reporting Person nor any entity owned or controlled by him is an investment advisor to any of his children or to the Growth Fund;

5. The Reporting Person, his children and the Growth Fund do not act in concert;
and

6. The Reporting Person does not have any pecuniary interest in the Shares owned by any of his children or by the Growth Fund.

                                                                Magnum Growth
Cherise Metz   David Friedland   Lara Block   Brett Friedland      Fund LP
------------   ---------------   ----------   ---------------   -------------
   13,700            4,000         13,240          10,000           87,241
   24,138           13,793         13,793          24,138                0
    6,034            3,448          3,448           6,034           21,810
   ------           ------         ------          ------          -------
   43,872           21,241         30,481          40,172          109,051
   ======           ======         ======          ======          =======

Total shares: 244,817
              =======

Aggregate percentage of outstanding Shares calculated as set forth in Item 4 owned by the persons named above: 0.29%.